                                                                                                                          EXHIBIT 12

                                                            MONSANTO COMPANY
                                              COMPUTATION OF EARNINGS TO FIXED CHARGES(1)
                                                         (Dollars in millions)

                                                       Nine Months                       Eight Months
                                                          Ended                             Ended
                                                         May 31,    Year Ended Aug. 31,    Aug. 31,      Year Ended Dec. 31,
                                                          2006        2005       2004        2003      2002     2001      2000
                                                          ----        ----       ----        ----      ----     ----      ----
EARNINGS:
 Income (Loss) from Continuing Operations Before Income
   Taxes and Cumulative Effect of Accounting Change
                                                        $ 1,245    $  261      $ 394      $  (21)     $ 231    $ 485     $ 359

 Add:
   Fixed charges                                            119       136        112          71        105      147       272
   Dividends from affiliated companies                        -         -          -           -          1        1         1
   Equity affiliate expense -- net                           21        31         36          26         43       41        34
 Less:
   Capitalized interest                                      (7)       (6)        (7)         (4)        (8)     (30)      (37)
                                                        ---------  -------     ------     --------    ------   ------    ------
 Earnings available for fixed charges                   $ 1,378    $  422      $ 535      $   72      $ 372    $ 644     $ 629
                                                        =========  =======     ======     ========    ======   ======    ======

FIXED CHARGES:
   Interest expense(2)                                  $   100    $  115      $  91      $   57      $  81    $  99     $ 214
   Capitalized interest                                       7         6          7           4          8       30        37
   Portion of rents representative of interest factor        12        15         14          10         16       18        21
                                                        --------   -------     ------     -------     ------   ------    ------
 Total Fixed Charges                                    $   119    $  136      $ 112       $  71      $ 105    $ 147     $ 272
                                                        ========   =======     ======     =======     ======   ======    ======

Ratio of Earnings to Fixed Charges                        11.58      3.10       4.78        1.01       3.54     4.38      2.31
                                                          =====      ====       ====        ====       ====     ====      ====

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(1) Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.

(2) Includes amortization of deferred debt issuance costs.